Exhibit 23.2


               CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
Micros-to-Mainframes, Inc.


We hereby consent to incorporation by reference in the Registration Statement on Form S-3 of Micros-to-Mainframes, Inc. of our report dated May 18,2000 related to the consolidated balance sheets of Micros-to-Mainframes, Inc.
and Subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended, which report appears in the March 31, 2000 annual report on Form 10-K of Micros-to-Mainframes, Inc.




GOLDSTEIN GOLUB KESSLER LLP
New York, New York

November 7, 2000